EXHIBIT H.1.

FORM OF

ACCOUNTING SERVICES AGREEMENT

THIS AGREEMENT is made and entered into as of this 18th  day of February, 2009, by and between Our Street Funds, Inc., a Maryland corporation having its principal place of business at 851 French Moore, Jr. Boulevard, Suite 126, Abingdon, Virginia 24210 (the “Corporation”) and Mutual Shareholder Services, LLC, a Delaware Limited Liability Company  having its principal place of business at 8000 Town Centre, Suite 400, Broadview Heights, Ohio 44147 (“MSS”).

RECITALS:

WHEREAS:

The Corporation proposes to register as an open-end management investment company with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS:

The Corporation shall, upon the effectiveness of its registration statement, be authorized to issue shares (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS:

The Corporation shall, upon the effectiveness of its registration statement on Form N-1A, offer Shares in the series listed in Schedule A hereof, as the same may be amended from time to time, each such series being referred to herein as a “Fund” and collectively, as the “Funds”; and

WHEREAS:

MSS is a limited liability company experienced in providing accounting services to mutual funds and possesses facilities and employs staff sufficient to provide such services; and

WHEREAS:

The Corporation desires to avail itself of the experience, assistance and facilities of MSS and to have MSS perform for the Corporation certain services appropriate to the operations of the Corporation, and MSS is willing to furnish such services in accordance with the terms hereinafter set forth.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1.

DUTIES OF MSS

(a)

Fund Accounting Services

MSS may from time to time adopt procedures, or modify its procedures, to implement the terms of this Section.  With respect to each Fund, MSS shall provide the Corporation with the necessary office space, communication facilities and adequate personnel to perform the following services subject to, and in compliance with, the objectives, policies and limitations set forth in the Corporation’s Registration Statement on Form N-1A (“Registration Statement”) and other relevant documents:

(i)

Timely calculate and transmit to to the Corporation and its transfer agent the daily net asset value of each class of shares of each Fund as prescribed in each Fund’s then-current prospectus, and, provided that each such share class has obtained the requisite trading symbol, communicate such net asset value to NASDAQ.;

(ii)

Calculate each item of income, expense, deduction, credit, gain and loss, if any, as required by the Corporation and in conformity with generally accepted accounting practices (“GAAP”), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code of 1986, as amended (or any successor laws)(“Code”).

(iii)

Prepare, maintain and keep current all books and records of each Fund as required by Rule 31a-1 under the 1940 Act, as such rule or any successor rule may be amended from time to time ("Rule 31a-1"), that are applicable to the fulfillment of MSS's duties hereunder, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Corporation and MSS.  Without limiting the generality of the foregoing, MSS will prepare and maintain the following records upon receipt of information in proper form from the Corporation or its authorized agents:

•

Cash receipts journal

•

Cash disbursements journal

•

Dividend record

•

Purchase and sales - portfolio securities journals

•

Subscription and redemption journals

•

Security ledgers

•

Broker ledger

•

General ledger

•

Daily expense accruals

•

Daily income accruals

•

Securities and monies borrowed or loaned and collateral therefor

•

Foreign currency journals

•

Trial balances

(iv)

Make such adjustments as the Corporation deems necessary and communicates to MSS in writing, to reflect over-accruals or under-accruals of estimated expenses or income.

(v)

Provide the Corporation and its investment adviser with daily portfolio valuation, net asset value calculation and other standard operational reports as requested from time to time.

(vi)

Provide all raw data available from its fund accounting system for the preparation by the Corporation or its investment adviser of the following:

1.

Semi-annual and annual financial statements;

2.

Semi-annual forms N-SAR;

3.

Annual tax returns;

4.

Financial data necessary to update the Corporation’s Registration Statement on Form N-1A;

5.

Any proxy statements.

(vii)

Notwithstanding paragragh 1 (a)(vi), prepare the following:

1.

Semi-annual and annual financial statements;

2.

Semi-annual forms N-SAR;

3.

All disclosures relating to accounting and performance data required by Form N-1A, as the same may be amended from time to time, including, but not limited to, line and bar graphs relating to performance of any class or series of the Corporation.

(viii)

Edgarize and file with the SEC the following:

1.

Semi-annual and annual financial statements (including Form N-CSR);

2.

Semi-annual Reports on Forms N-SAR;

3.

Quarterly Schedules of Portfolio Holdings on Form N-Q;

4.

Annual Notice of Securities Sold pursuant to Rule 24f-2 on Form 24f-2;

5.

Notice of Election pursuant to Rule 18f-1 on Form N-18f-1

6.

Annual Report of Proxy Voting Record on Form N-PX

7.

Amendments on Form N-1A;

8.

A copy of the Corporation’s fidelity bond and such other documents as may need to be filed to demonstrate the Corporation’s compliance with Rule 17g-1, for which the Corporation will pay MSS its customary charge;

9.

Any other filings as may be necessary from time to time as determined upon mutual agreement, provided that the parties have agreed upon  the compensation payable to MSS (e.g. Form N-14).

(ix)

Provide facilities to accommodate annual audit by the Corporation’s independent accountants and any audits or examinations conducted by the Securities and Exchange Commission or any other governmental or quasi-governmental entities with jurisdiction.

(x)

Transmit to and receive from each Fund’s transfer agent appropriate data on a daily basis and daily reconcile Shares outstanding and other data with the transfer agent.

(xi)

Periodically reconcile all appropriate data with each Fund’s custodian; and

(xii)

Perform such other record keeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board of Directors of the Corporation; provided, however, that MSS shall not be required to perform any such task prior to sixty (60) days’ written notice and, provided further that MSS shall receive mutually acceptable compensation with respect to each such task.

(b)

Maintenance of and Access to Records

MSS shall maintain records relating to the services provided hereunder (such as journals, ledgers and other records) as are required to be maintained by the Corporation under the 1940 Act and, specifically, Rule 31a-1 thereunder.  It is expressly understood that the books and records pertaining to the Corporation that are in possession of MSS shall be the property of the Corporation.  The Corporation and/or its quthorized representatives, shall have access to such books and records at all times during MSS’s normal business hours.  Upon the reasonable request of the Corporation, copies of any such books and records shall be provided promptly by MSS to the Corporation or its authorized representatives at the Corporation’s expense. MSS shall assist the Corporation's independent auditors, or, upon approval of the Corporation, any regulatory body, in any requested review of the Corporation's accounts and records. MSS agrees to maintain a back-up set of accounts and records of the Corporation (which back-up set shall be updated on at least a weekly basis) at a location other than that where the original accounts and records are stored. In the event that the Corporation designates a successor that shall assume any of MSS’ obligations hereunder, MSS shall, at the direction and expense of the Corporation, transfer to such successor all relevant books, records and other data established or maintained by MSS under this Agreement.

(c)

Inspection of Records

In case of any requests or demands for the inspection of the records maintained by MSS on behalf of the Corporation hereunder, MSS shall endeavor to notify the Corporation and to secure instructions from an authorized officer of the Corporation as to such inspection.  MSS shall abide by the Corporation’s instructions for granting or denying the inspection; provided, however, that MSS may grant the inspection without instructions if MSS is advised by counsel to MSS that its failure to do so would result in liability to MSS.

MSS shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Corporation in any way or otherwise be deemed an agent of the Corporation.

2.

FEES AND EXPENSES

(a)

Fees

In consideration of the services to be performed by MSS pursuant to this Agreement, the Corporation agrees to pay MSS the fees set forth in the fee schedule attached hereto as Schedule B hereto. Fees will begin to accrue for each Fund as of the date of this Agreement or the date on which MSS begins to provide accounting services to such Fund, whichever is later.

(b)

Expenses

Except as may be provided herein or as agreed to by the parties, MSS shall bear its own expenses in connection with the performance of services under this Agreement.  In addition to the fees paid under paragraph (a) above, the Corporation agrees to reimburse MSS for its reasonable out-of-pocket expenses or advances incurred by MSS in connection with the performance of its obligations under this Agreement. In addition, any other expenses incurred by MSS at the request or with the consent of the Corporation will be reimbursed by the Corporation.  MSS shall maintain accurate records of all expenses incurred hereunder.

(c)

Modifications

The fees, out-of-pocket expenses and advances identified in subsections (a) and (b) above, may be changed only upon prior written approval by the Corporation.

(d)

Payment Terms

All fees payable under subsection (a) above shall be billed monthly and are due and payable within fifteen (15) days following the receipt of the invoice.  All expenses incurred under subsection (b) above shall be due and payable within fifteen (15) days of receipt of the invoice.

3.

STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

(a)

MSS shall be held to the exercise of reasonable care in carrying out the provisions of the Agreement, but shall not be liable to the Corporation for any action taken or omitted by it in good faith without negligence, bad faith, willful misconduct or reckless disregard of its duties hereunder.  It shall be entitled to rely upon, and may act upon, the accounting records and reports generated by the Corporation, advice of the Corporation, or of counsel for the Corporation (and may consult with such counsel at the expense of the Corporation), and upon statements of the Corporation's independent accountants, and shall not be liable for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of MSS, in violation of applicable federal or state laws or regulations, and provided further that such action is taken without negligence, bad faith, willful misconduct or reckless disregard of its duties.

(b)

Nothing herein contained shall be construed to protect MSS against any liability to the Corporation to which MSS shall otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties to the Corporation, reckless disregard of its obligations and duties under this Agreement or the willful violation of any applicable law.

(c)

Except as may otherwise be provided herein or by applicable law, neither MSS nor its stockholders, officers, directors, employees or agents shall be subject to, and the Corporation shall indemnify and hold such persons harmless from and against, any liability for and any damages, expenses or losses incurred by reason of the inaccuracy of information furnished to MSS by the Corporation or its authorized agents.

(d)

MSS shall indemnify and hold the Corporation and each applicable Fund harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of attributed to MSS’ refusal or failure to comply with the terms of this Agreement, or which arise out of MSS’ lack of good faith,  negligence or willful misconduct with respect to its performance under or in connection with this Agreement.

(e)

In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion and shall keep the other party advised with respect to all developments concerning such claim.  The party who may be required to provide indemnification shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party.  The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent

4.

REPRESENTATIONS AND WARRANTIES

(a)

Representations of MSS

MSS represents and warrants to the Corporation that:

(i)

It is a limited liability company duly organized, existing and in good standing under the laws of the State of Delaware;

(ii)

It is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(iii)

It has access to the necessary facilities and equipment to perform its duties and obligations under this Agreement;

(iv)

It has adequate and sufficiently trained personnel to enable it to perform its duties under this Agreement;

(v)

It recognizes the multiple regulatory and compliance obligations to which the Corporation is subject including, but not limited to, Rule 38a-1 under the 1940 Act, and it has adopted policies and procedures for the purpose of facilitating each Fund’s compliance with those regulatory and compliance obligations which relate in any way to the services to be provided hereunder;

(vi)

It recognizes the important oversight role of the Board of Directors of the Corporation with respect to the Corporation’s various service providers; and it will provide such information and reports as the Board of Directors and/or officers of the Corporation (including the Corporation’s Chief Compliance Officer) may request in order to enable the Board of Directors to discharge its oversight responsibilities.

(b)

Representations of the Corporation

The Corporation represents and warrants to MSS that:

(i)

It is a corporation duly organized, existing and in good standing under the laws of the State of Maryland;

(ii)

It is empowered under applicable laws and by its Organizational Documents to enter into and perform this Agreement;

(iii)

All proceedings and actions required by its Organizational Documents have been taken to authorize it to enter into and perform this Agreement.

(iii)

It shall, at the time of execution of this Agreement, be registered as an open-end management investment company under the 1940 Act;

(iv)

At the time of execution of this Agreement a registration statement under the Securities Act of 1933 shall be effective with respect to the shares of Virginia Equity Fund (“Shares”), a series of the Corporation and appropriate filings shall have been or will be made with respect to the Shares being offered for sale.

5.

REPORTS

(a)

The Corporation shall provide to MSS on a quarterly basis a report of a duly authorized officer of the Corporation representing that all information furnished to MSS during the preceding quarter was true, complete and correct in all material respects. MSS shall not be responsible for the accuracy of any information furnished to it by the Corporation or its authorized agents, and the Corporation shall hold MSS harmless in regard to any liability incurred by reason of the inaccuracy of such information.

(b)

Whenever, in the course of performing its duties under this Agreement, MSS determines, on the basis of information supplied to MSS by the Corporation or its authorized agents, that a violation of applicable law has occurred or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, would occur, MSS shall promptly notify the Corporation and its counsel of such violation.

6.

CONFIDENTIALITY

MSS and the Corporation agree that all books, records, information and data pertaining to the business of the other party, which are exchanged or received pursuant to this Agreement shall remain confidential and shall not be voluntarily disclosed to any other person, except that MSS may:

(a)

Prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

(b)

Provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies;

(c)

Release such other information as approved in writing by the Corporation which approval shall not be unreasonably withheld and may not be withheld where MSS may be exposed to civil or criminal liability or proceedings for failure to release the information when requested to divulge such information by duly constituted authorities or when so requested by the Corporation or its investment adviser.

(d)

Upon written notice to the Corporation, disclose information as may be required by law or administrative order.

7.

PROPRIETARY INFORMATION

(a)

Proprietary Information of MSS

The Corporation acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques and documentation manuals maintained by MSS on databases under the control and ownership of MSS constitute copyrighted, trade secret or other proprietary information (collectively, the MSS Proprietary Information”) of substantial value to MSS.  The Corporation agrees to treat all Proprietary Information as proprietary to MSS and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided under this Agreement.

(b)

Proprietary Information of the Corporation

MSS acknowledges that the list of shareholders of each Fund and all information related to such shareholders that is furnished to MSS by the Corporation or by a shareholder in connection with this Agreement (collectively, “Customer Data”), all information regarding the portfolios of  Funds, arrangements with brokerage firms, compensation paid to or by the Corporation, trading strategies and all such related information (collectively, “Corporation Proprietary Information”) constitute proprietary information of substantial value to the Corporation.  In no event shall MSS Proprietary Information be deemed Corporation Proprietary Information or Customer Data.  MSS agrees to treat all Corporation Proprietary Information and Customer Data as proprietary to the Corporation and further agrees that it shall not divulge any Corporation Proprietary Information or Customer Data to any person or organization except as may be provided under this Agreement or as may be directed by the Corporation or as may be duly requested by regulatory authorities.

(c)

Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 7.  The obligations of this Section shall survive any earlier termination of this Agreement.

8.

COMPLIANCE WITH REGULATION S-P

In accordance with Section 248.11 of Regulation S-P (17 C.F.R.248.1-248.30) (Reg. S-P”) MSS will not directly, or indirectly through an affiliate, disclose any non-public personal information as defined in Reg. S-P, received from the Corporation to any person that is not affiliated with the Corporation.

9.

ACTIVITIES OF MSS

The services of MSS under this Agreement are not to be deemed exclusive, and MSS shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

10.

TERM OF AGREEMENT.

(a)

This Agreement shall become effective as of the date hereof and shall remain in force for a period of three years.  This Agreement will automatically renew for successive annual terms unless terminated sooner in accordance with this Section 10.  Each party to this Agreement has the option to terminate this Agreement during the initial three year term and any renewal period, without penalty, upon 30 days’ prior written notice. In the event of termination, MSS agrees that it will cooperate in the smooth transition of services and to minimize any disruption to the Corporation, any applicable Fund and any Shareholders.

(b)

Upon termination of this Agreement with respect to any Fund(s), MSS shall be entitled to collect from such Fund or Funds, in addition to the compensation described in Section 2 hereof, all out-of-pocket expenses associated with the transfer and delivery of the Corporation’s property, records, instruments and documents, or any copies thereof.    Additionally, MSS reserves the right to charge for its other reasonable expenses associated with such termination based upon its customary hourly rates for transition services, for which MSS shall fully account.

11.

MISCELLANEOUS.

(a)

Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

(b)

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Ohio, without regard to principles of conflicts of law, as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

(c)

This Agreement may be amended by the parties hereto only if such amendment is in writing and signed by both parties.

(d)

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(e)

All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Corporation:

To MSS:

Our Street Funds, Inc.

Mutual Shareholder Services

851 French Moore, Jr. Boulevard

8000 Town Centre Drive -  Suite 400

Suite 126

Broadview Heights, OH 44147

Abingdon, VA 24210

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Our Street Funds, Inc.:

Mutual Shareholder Services, LLC:

By: ___________________________

By: ________________________________

      Gary R. Stratton

      Greg Getts

Its:  President

Its: ________________________________